EXHIBIT 99.1
                                                                    NEWS RELEASE

Contact:  Rick Bastian, President & CEO, Blackhawk State Bank
          608-364-8911

For Immediate Release
---------------------
March 18, 2003

                BLACKHAWK STATE BANK AND FIRST BANK, BC TO MERGE
                ------------------------------------------------

                  ACTION UNDERSCORES BLACKHAWK'S COMMITMENT TO
                           THE GREATER ROCKFORD AREA

  BELOIT, WISCONSIN, MARCH 18, 2003--- Blackhawk Bancorp, Inc. (OTC: BKHB) and DunC Corp. jointly announced today they have signed a definitive agreement for Blackhawk Bancorp to acquire DunC Corp. and its subsidiary, First Bank, bc, for $7.2 million, or $1,518 per share. The agreement provides for certain adjustments in price based on the performance of DunC.

  The acquisition is expected to be completed in the third quarter of 2003 and is subject to DunC shareholder and regulatory approval and other closing conditions.

  Blackhawk Bancorp, Inc., which on February 21, 2003 reported 2002 diluted earnings per share of $0.50, a 39% increase over 2001, is the parent company of Blackhawk State Bank, which operates nine offices in Beloit, Rockford, Roscoe, Belvidere, Rochelle and Oregon. It employs 150 people and has assets of $350 million.

  First Bank, bc, with assets of approximately $75 million and over 40 employees, is headquartered in Capron, Illinois. It has four full service locations in Illinois including Capron, Belvidere, Rockford and Machesney Park. First Bank, bc offers a full range of retail, commercial and real estate banking services.

  "This affiliation is a natural fit to our existing branch network and our strategies for growth," said R. Richard Bastian III, President and Chief Executive Officer of Blackhawk Bancorp, Inc. "It underscores our commitment to be the premier community bank in the Greater Rockford Area."

  "After completion of this merger, Blackhawk will rank second in deposit balances in fast growing Boone County. It also picks up a full-service facility in the rapidly developing Rte 173 and Forest Hills Rd. area of Machesney Park, IL," he said.

                                      -more-

  Blackhawk and First Bank to Merge
  Page 2

  "We believe that strong capital, sound asset quality and exceptional customer service provided by outstanding employees are the keys to our success now and into the future. We expect that this merger will help Blackhawk State Bank create an even stronger financial services company with a broader array of services and locations," continued Bastian.

  "The   merger  will   provide  greater   convenience  for   clients  of   both
  organizations offering them 12 banking locations in the stateline area, including three in the Rockford area."

  Donald H. Pratt, Chairman and Chief Executive Officer of DunC, Corp. and First Bank, bc is also pleased with what the merger will bring to his customers.

  "Blackhawk is an ideal partner for First Bank. Our customers can be assured they will continue to receive the personal attention that only a community bank can provide. In addition, they will have the added benefit of access to a broader line of products and services, including internet banking, cash management and trust services.

  "We chose Blackhawk because of their focus on community banking and their commitment to maintaining close customer relationships," said Pratt. "We're very comfortable with their leadership as several members of our management team, including myself, have worked with Rick Bastian in the past."

  Bastian and Pratt were both executives of First Community Bancorp prior to its acquisition by Bank One in 1993. At the time of its acquisition by Bank One, First Community was the second largest financial institution in the Rockford area.

  Transition teams with employees from both banks will be working in the upcoming months to make the merger as seamless as possible for business and consumer clients of both banks, according to Bastian.

  In connection with this transaction, Alex Sheshunoff & Co., Investment Banking acted as financial advisor to DunC Corp. Hinshaw & Culbertson represented DunC Corp. as legal counsel. Howe Barnes Investments, Inc. acted as Blackhawk Bancorp, Inc.' s financial advisor and Quarles & Brady LLP served as its legal counsel.

                                      -more-

  Blackhawk and First Bank to Merge
  Page 3

  FORWARD LOOKING STATEMENTS
  --------------------------

  When used in this communication, the words "believes," "expects," and similar expressions are intended to identify forward looking statements. Blackhawk's actual results may differ materially from those described in the forward looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing clients; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies;" and the inability of third party vendors to perform critical services for the company or its clients. Blackhawk and DunC Corp. do not undertake any obligation to update any forward looking statement to reflect circumstances or events that occur after the date the forward looking statement is made.